Exhibit 99

Contact:	Judith Wawroski
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

INTERNATIONAL BANCSHARES CORPORATION RECEIVES PRELIMINARY APPROVAL TO PARTICIPATE IN U.S. TREASURY DEPARTMENT’S CAPITAL PURCHASE PROGRAM

LAREDO, Texas, November 20, 2008–International Bancshares Corporation (“IBC”) (Nasdaq: IBOC-News) today announced that it has received preliminary approval for the sale of  $216 million in preferred stock and related warrants to the U. S. Treasury Department under the Capital Purchase Program.  The closing of the anticipated investment is subject to certain conditions, including approval by IBC shareholders of an amendment to the company’s articles of incorporation, as well as the execution of definitive agreements.

The Capital Purchase Program is a voluntary program designed to help healthy financial institutions build capital and increase the flow of financing to U.S. businesses and consumers.  The investment will further strengthen IBC’s capital ratios, which already exceed the industry’s well-capitalized standards.

“We  are pleased that the Treasury Department selected IBC to participate in this important program, which we believe enhances IBC’s ability to participate in the opportunities presented by this challenging environment and our ability to serve the communities and customers in our markets,” said Dennis E. Nixon, President of IBC.

The issuance of the preferred stock by IBC is subject to shareholder approval of an amendment to IBC’s articles of incorporation to authorize preferred stock.   IBC has called a special meeting of shareholders to be held on December 19, 2008 for the purpose of voting to approve the amendment.  IBC SHAREHOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT AND TO VOTE THEIR SHARES EITHER IN PERSON OR BY PROXY.

IBC is an $11.5 billion multi-bank financial holding company headquartered in Laredo, Texas, with 263 facilities and  420 ATMs serving 101 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward-looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the SEC.  Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements.  IBC may not complete a sale of preferred stock under the Treasury’s program because of a number of factors, including, among other things, the failure to obtain shareholder approval of the amendment to the articles of incorporation, or the failure to satisfy other closing conditions.  IBC undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

P.O. DRAWER 1359 LAREDO, TEXAS 78042-1359 (956) 722-7611

MEMBER FDIC/INTERNATIONAL BANCSHARES CORPORATION